Exhibit 99.1

               HERITAGE BANKSHARES, INC. ANNOUNCES THE APPOINTMENT
                         OF NEW CHIEF FINANCIAL OFFICER

    NORFOLK, Va., Feb. 15 /PRNewswire-FirstCall/ -- Peter M. Meredith, Jr., the Chairman of the board of directors of Heritage Bankshares, Inc. ("Heritage") (OTC Bulletin Board: HBKS), today announced the selection of John O. Guthrie as its new Chief Financial Officer, effective immediately. Guthrie will replace Catherine P. Jackson, who has resigned to take a position at the Bank of Hampton Roads. "We appreciate Cathy's long years of service with Heritage," said Meredith. "We wish her all the best in her new position."

    Prior to joining Heritage, Mr. Guthrie was the Chief Financial Officer for CENIT Bancorp, Inc. ("CENIT"), a position he held for nearly 20 years. At the time of the merger of CENIT into SouthTrust Corporation, CENIT was the largest financial institution headquartered in Hampton Roads, with assets of over $600 million.

    Mr. Guthrie is the second senior executive officer from CENIT to join Heritage management. On February 8 of this year the Board selected Michael S. Ives, former president and CEO of CENIT, to the same position at Heritage to succeed the late Robert Keogh. "John is an outstanding addition to the Heritage team," said Ives. "I know first hand from our many years together at CENIT that he brings to Heritage the expertise and leadership we need to further our services to the Hampton Roads community."

    Heritage Bankshares, Inc. is the parent company of Heritage Bank & Trust (the "Bank") (http://www.heritagenorfolk.com). The Bank has four full-service branches in the city of Norfolk and one branch in the city of Chesapeake. The Bank offers 24 hour banking at all of the Norfolk locations. Heritage Bank & Trust provides a full range of financial services including business, personal and mortgage loans, insurance, and annuities.

    Forward Looking Statements
    The press release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage's actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage's banking products and services, and the risks and uncertainties described in Heritage's Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  Heritage Bankshares, Inc.
    -0-                             02/15/2005
    /CONTACT:  Peter J. Meredith of Heritage Bankshares, Inc.,
+1-757-622-5645, ext. 104/
    /Web site:  http://www.heritagenorfolk.com/